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                                                                      EXHIBIT 11

                       STATEMENT REGARDING COMPUTATION OF
                           PRIMARY EARNINGS PER SHARE

                       YOUTH SERVICES INTERNATIONAL, INC.

                                                        TWELVE MONTHS    TWELVE MONTHS    TWELVE MONTHS
                                                        ENDED 6/30/96    ENDED 6/30/95    ENDED 6/30/94
                                                        -------------    -------------    -------------
Weighted average shares outstanding..................      8,271,365        7,639,874        6,156,360

Weighted average common stock equivalents
  outstanding:
     Common stock....................................
     Stock options...................................      1,386,630        1,179,627        1,034,667
     Employee stock purchase options.................        134,883           89,775          174,399
     Warrants........................................        230,934          231,900          231,900
                                                         -----------      -----------      -----------
     Total...........................................      1,752,447        1,501,302        1,440,966
                                                         -----------      -----------      -----------
Assumed treasury stock repurchases:
     Common stock....................................
     Stock options...................................        578,951          666,916          263,976
     Employee stock purchase options.................         85,167           70,188           74,925
     Warrants........................................         92,236          139,752          164,915
                                                         -----------      -----------      -----------
     Total...........................................        756,354          876,856          503,816
                                                         -----------      -----------      -----------
Net weighted average common stock equivalents........        996,092          624,446          937,150
                                                         -----------      -----------      -----------
Total primary weighted average common stock and
  common stock equivalents outstanding...............      9,267,458        8,264,320        7,093,510
                                                         ===========      ===========      ===========
Note: 20% buy back limit.............................      1,654,273        1,527,975        1,231,272
                                                         ===========      ===========      ===========
Net Income...........................................    $ 2,271,000      $ 2,179,000      $ 2,092,000
                                                         ===========      ===========      ===========
Primary Earnings Per Share...........................    $      0.25      $      0.26      $      0.29
                                                         ===========      ===========      ===========

Note: The fully-diluted calculation has not been presented as the impact is anti-dilutive.